Exhibit 23.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated January 23, 2024 in the Registration Statement on Form F-1, under the Securities Act of 1933 with respect to the consolidated balance sheets of iOThree Limited and its subsidiaries (collectively referred to as the “Company”) as of March 31, 2023 and 2022, the related consolidated statements of operations and comprehensive income, changes in shareholder’s equity and cash flows of the Company for each of the years in the two-year period ended March 31, 2023 and the related notes.

/s/ Audit Alliance LLP

Singapore

January 24, 2024